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                                                                    EXHIBIT 12.2


                          U.S. BANCORP AND SUBSIDIARIES
                                 CAPITAL RATIOS

                                                                              September 30,
                                                                  --------------------------------------
(In Thousands)                                                          1996                  1995
                                                                  ----------------      ----------------

Total assets as reported                                            $33,213,390           $30,845,290
Shareholders' equity as reported                                      2,786,462             2,710,261
Tier 1 capital                                                        2,410,254             2,501,790
Total capital                                                         3,617,748             3,157,066
Weighted risk assets                                                 32,297,560            27,708,045
Adjusted quarterly average assets                                    32,121,724            29,994,645

Ratios
Tier 1 capital to weighted risk assets                                     7.46%                 9.03%
Total capital to weighted risk assets                                     11.19                 11.39
Tier 1 capital to adjusted average assets (leverage ratio)                 7.50                  8.34


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